Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cambium Networks Corporation:

We consent to the use of our report included herein dated May 3, 2019, except for note 11, note 13 and the final paragraph of Note 21, as to which the date is June 12, 2019 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom

June 25, 2019